EXHIBIT 99.1

ATMI Reports First Quarter 2011 Financial Results

1Q Revenues of $100.7 Million; Earnings Per Diluted Share of $0.25

DANBURY, Conn., April 20, 2011 (GLOBE NEWSWIRE) -- ATMI, Inc. (Nasdaq:ATMI) today reported record revenues of $100.7 million, for the first quarter of 2011 compared with $85.3 million in the first quarter of 2010. Net income was $8.0 million, compared with $8.7 million for the first quarter last year. Earnings per diluted share were $0.25, compared with $0.27 per diluted share in the first quarter of 2010.

"The wafer start environment in the first quarter was slightly stronger than we expected it to be, and our base business reflected that strength across the product spectrum. We anticipate this trend to continue into the second quarter," said Doug Neugold, ATMI Chairman, Chief Executive Officer, and President. "Our new product expectations for 2011 are intact for both our semiconductor and life sciences product lines, and we are working aggressively to accelerate revenue growth from our Artelis acquisition."

Neugold continued, "The investments we have made in High Productivity Development capabilities over the last few years are starting to show tangible returns as leading foundry, memory, and integrated device manufacturers begin to ramp technology nodes where our products are process of record."

"We generated better-than-market revenue growth during the quarter and kept operating expenses flat compared to last quarter," said Tim Carlson, Chief Financial Officer. "Operating expenses increased from the prior year quarter, to $36.4 million. This increase is principally due to our investments in our High Productivity Development platform and operating activities associated with our Artelis acquisition, which closed in the fourth quarter of 2010."

A conference call (dial-in:877.766.0748) discussing the Company's financial results and business outlook will begin at 11:00 a.m. Eastern time, April 20, 2011. A replay of the call will be available for 48 hours at 800.642.1687 (access code 38202290). An audio webcast of the conference call will be available for 30 days on atmi.com.

About ATMI

ATMI, Inc. provides specialty semiconductor materials, and high-purity materials handling and delivery solutions designed to increase process efficiencies for the worldwide semiconductor, flat panel, and life sciences industries. For more information, please visit http://www.atmi.com.

The ATMI, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5254

ATMI and the ATMI logo are trademarks or registered trademarks of Advanced Technology Materials, Inc., in the United States, other countries, or both.

Statements contained herein that relate to ATMI's future performance, including, without limitation, statements with respect to ATMI's anticipated results of operations or level of business for 2011 or any other future period, are forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations only and are subject to certain risks, uncertainties, and assumptions, including, but not limited to, changes in semiconductor industry growth (including, without limitation, wafer starts) or ATMI's markets; competition, problems, or delays developing, commercializing and delivering new products; customer-driven pricing pressure; potential loss of key customers; problems or delays in integrating acquired operations and businesses; uncertainty in the credit and financial markets; ability to protect ATMI's proprietary technology; and other factors described in ATMI's Form 10-K for the year ended December 31, 2010, and other subsequent filings, including the March 31, 2011 Form 10-Q, filed with the Securities and Exchange Commission. Such risks and uncertainties may cause actual results to differ materially from those expressed in our forward-looking statements. ATMI undertakes no obligation to update any forward-looking statements.

ATMI, INC.
SUMMARY STATEMENTS OF INCOME
(in thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,
	2011	2010
Revenues	$100,724	$85,311
Cost of revenues	52,633	43,622
Gross profit	48,091	41,689
Operating expenses:
Research and development	13,451	9,723
Selling, general, & administrative	22,982	19,972
Total operating expenses	36,433	29,695

Operating income	11,658	11,994

Other income, net	300	240

Income before income taxes	11,958	12,234

Provision for income taxes	3,951	3,568

Net income	$8,007	$8,666

Diluted earnings per share	$0.25	$0.27

Weighted average shares outstanding	32,384	32,024

ATMI, INC.
SUMMARY BALANCE SHEETS
(in thousands)

	March 31,
	2011	December 31,
	(Unaudited)	2010
Assets
Cash & marketable securities (1)	$130,763	$127,143
Accounts receivable, net	53,543	54,518
Inventories, net	65,858	62,832
Other current assets	36,531	38,507
Total current assets	286,695	283,000
Property, plant, and equipment, net	118,414	119,053
Marketable securities, non-current (1)	28,913	25,429
Other assets	113,811	106,107
Total assets	$547,833	$533,589

Liabilities and stockholders' equity
Accounts payable	$ 24,739	$ 21,045
Other current liabilities	21,477	25,692
Total current liabilities	46,216	46,737
Non-current liabilities	29,835	28,427
Stockholders' equity	471,782	458,425
Total liabilities & stockholders' equity	$547,833	$533,589

(1) Total cash and marketable securities equaled $159.7 million and
$152.6 million at March 31, 2011 and December 31, 2010, respectively.
CONTACT: Dean Hamilton, Director, ATMI Investor Relations & Corporate
         Communications
         203.207.9349, Direct
         203.794.1100 x4202
         dhamilton@atmi.com